--------
 FORM 3
--------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    FILED PURSUANT TO SECTION 16 (a) OF THE SECURITIES EXCHANGE ACT OF 1934,
      SECTION 17 (a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
             SECTION 30 (f) OF THE INVESTMENT COMPANY ACT OF 1940


----------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Date of Event Requiring   4. Issuer Name and Ticker or Trading Symbol
                                              Statement
                                              (Month/Day/Year)

     Lidsky     Paul        F.                  8/10/98                Datalink Corporation - DTLK

------------------------------------------------------------------------------------------------------------------------------------
     (Last)     (First)     (Middle)      3. IRS or Social Security    Relationship of Reporting             5. If Amendment,
                                             Number of Reporting       Person to Issuer                         Date of Original
                                             Person (Voluntary)                                                 (Month/Day/Year)
                                                                         X  Director          10% Owner
c/o ONE LINK Communications, Inc.                                       ---                ---               -----------------------
10340 Viking Drive, Suite 150                                                                                6. Individual or
----------------------------------------                                    Officer (Give     Other (Specify    Joint/Group
             (Street)                                                   --- title below)   ---      below)      Filing (Check
                                                                                                                Applicable Line)

                                                                                                                X  Form filed by One
                                                                                                               --- Reporting Person
                                                                                ---------------
                                                                                                                   Form filed by
                                                                                                               --- More than One
                                                                                                                   Reporting Person
 Eden Prairie,      MN        55344
------------------------------------------------------------------------------------------------------------------------------------
      (City)      (State)      (Zip)
                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
                                                 Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

*        If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                    (Print or Type Responses)

------------------
FORM 3 (CONTINUED)
------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (right      *         *       Common Stock         6,000         **             D
to buy)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Explanation of Responses:

*Estimated: Actual date exercisable is date of initial closing of initial public offering. Option is exercisable for ten years after such date.
**At the initial public offering price.
                                                                 /s/ PAUL F. LIDSKY                                   8/10/98
                                                                 ------------------------------------------------   ------------
                                                                                ***Signature of Reporting Person        Date
                                                                 Paul F. Lidsky

***Intentional misstatements or omissions of facts constitute Federal Criminal Violations
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
      See Instruction 6 for procedure.


                              POWER OF ATTORNEY


        Know all these presents, that the undersigned hereby constitutes and appoints either of Greg R. Meland or Robert D. DeVere to be the undersigned's true and lawful attorney-in-fact to:

        (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer, director or principal shareholder of Datalink Corporation (the "Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

        (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

        (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

        The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

        This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

        IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 10th day of August, 1998.



                                        /s/ Paul F. Lidsky
                                        --------------------------------
                                        Paul F. Lidsky

354986-1